Exhibit 3.1

CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
OF
LANDEC CORPORATION
Landec Corporation (hereinafter called the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “General Corporation Law”),
DOES HEREBY CERTIFY:
FIRST: That the present name of the Corporation is Landec Corporation and that this Corporation was originally incorporated pursuant to the General Corporation Law on August 22, 2007 under the name Landec Corporation.
SECOND: That the board of directors of the Corporation has duly adopted a resolution pursuant to Sections 141 and 242 of the General Corporation Law proposing that the Corporation’s Certificate of Incorporation (as amended, the “Certificate of Incorporation”) be amended as set forth below.
THIRD: That Article I of the Certificate of Incorporation of the Corporation is hereby amended to read in its entirety as follows:
“The name of this corporation is Lifecore Biomedical, Inc. (the “Corporation”).”
FOURTH: This Certificate of Amendment shall become effective as of 8:01 a.m. Eastern Time on November 14, 2022.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment of the Certificate of Incorporation to be executed this 10th day of November, 2022, in its name and on its behalf by its Secretary pursuant to Section 103 of the General Corporation Law.

LANDEC CORPORATION

By:    /s/ John D. Morberg
John D. Morberg
Authorized Officer